Exhibit 99.1

GEOPETRO RECEIVES A LISTING DEFICIENCY LETTER FROM THE NYSE MKT

San Francisco, CA — November 28, 2012 (Globe Newswire) – GeoPetro Resources Company (NYSE MKT: GPR) (“GeoPetro” or the “Company”) today announced that on November 21, 2012, the Company received a notice from the NYSE MKT LLC (the “Exchange”) stating that the Company is not in compliance with Section 1003(f)(v) of the Exchange’s Company Guide.

Specifically, the Exchange Staff has determined that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the Company guide, the Company’s continued listing is predicated on it effecting a reverse stock split of its Common Stock no later than May 21, 2013.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States and Canada. GeoPetro has developed an oil and gas property in its Madisonville Field Project in Texas. Elsewhere, GeoPetro has assembled a geographically-diversified portfolio of exploratory and appraisal prospects.

Forward-looking Statements

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of the words “may,” “will,” “should,” “could,” “expects,” “post,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” “confident,” or “continue,” or the negative of those terms.  These statements are not a guarantee of future developments and are subject to known and unknown risks, uncertainties and other factors, including but not limited to, risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, resource estimates, estimates of proved and probable reserves, production forecasts, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission.  The Company does not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

For further information please contact:

GeoPetro Resources Company	Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO	E-Mail: sdoshi@geopetro.com
Website: www.geopetro.com